Exhibit 10.2

August 9, 2025

Mr. Curtis Cambell

c/o H&R Block, Inc.

One H&R Block Way

Kansas City, Missouri 64105

Dear Curtis:

On behalf of HRB Professional Resources LLC, a Delaware limited liability company (“HRB”), and H&R Block, Inc., a Missouri corporation and the indirect parent corporation of HRB (“Block” and collectively with HRB, the “Company”) I am pleased to offer you the position of President and Chief Executive Officer of H&R Block, commencing on January 1, 2026 (the “Effective Date”). Until the Effective Date, you will continue to serve in your current position as President, Global Consumer Tax & Chief Product Officer.

Your Position

Commencing on the Effective Date, you shall serve as President and Chief Executive Officer of Block (a public company), or any ultimate parent entity and you shall have the status of the highest-ranking executive officer of Block or any ultimate parent entity. You will report solely and exclusively to the Board of Directors of Block (or any ultimate parent entity) (the “Board”). For a transition period beginning on the Effective Date, the former President and Chief Executive Officer of Block will serve as a Strategic Advisor and provide high-level counsel as needed through September 2, 2026.

As of the Effective Date and at all times while serving as President and Chief Executive Officer, the Board will nominate you for election (and re-election) as a member of the Board; provided that, the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

Your Pay

Base salary. On the Effective Date, your annual base salary will be increased to $995,000 and may continue to be increased periodically based on your personal performance and/or overall Company results.

Annual Bonus (Short-Term Incentive). Subject to the terms of the H&R Block Executive Performance Plan, as the same may be amended or replaced from time to time (the “Executive Performance Plan”), your short-term incentive pay target will increase from 95% to 125% of your base salary as of the Effective Date (with a maximum bonus equal to 200% of the target bonus and a threshold level established by the Compensation Committee of the Board (the “Compensation Committee”). Accordingly, for the entire fiscal year 2026, your short-term incentive pay target will be 110% of your average base salary during fiscal year 2026, and 125% of your base salary in respect of fiscal years thereafter.

Equity Grant (Long-Term Incentive). You will continue to participate in Block’s long-term incentive plan for each fiscal year during your employment as determined by the Compensation Committee. On or within five days following the Effective Date, you will receive an off-cycle, one-time, promotion long-term incentive award having a target date grant fair value of $2,150,000, which award will reflect an annualized $6,000,000 long-term incentive award, adjusted and prorated to take into account both (i) the long-term incentive award you will receive on or about August 31, 2025, in your current position and (ii) you starting your position as President and Chief Executive Officer on the Effective Date, which is six months into fiscal year 2026.

Use of Company Aircraft. Beginning on the Effective Date, you will be granted access to Company aircraft for personal use, subject to a 30-hour per fiscal year limit (and a pro-rated 15-hour limit for the period between the Effective Date and end of the 2026 fiscal year).

Severance Benefits. In the event of a termination of your employment with the Company after the Effective Date, either by the Company without “Cause” or by you with “Good Reason” (within the meanings ascribed to such terms in Block’s Executive Severance Plan in effective on the date hereof), you will be entitled to receive: (i) payment of your accrued and unpaid base salary and accrued and unused vacation days as of the date of termination; (ii) any annual bonus earned with respect to a fiscal year ending prior to the date of termination but unpaid as of such date; (iii) a lump sum payment equal to the sum of two times your base salary plus two times your short-term incentive pay target; (iv) periodic payments equal to the monthly premium for COBRA continuation coverage under the Company’s health, dental and vision plans for up to 24 months after the date of your termination; (v) any annual bonus related to the fiscal year in which the termination occurs, calculated based on actual performance and prorated for the number of days of your employment in the fiscal year in which the termination occurs; and (vi) any other amounts or benefits due to you in accordance with the Company’s benefit, equity or fringe benefit plans, programs or policies. On or after the Effective Date, the severance benefits described in the preceding sentence will replace and be paid in lieu of any severance benefits for which you are currently eligible under Block’s Executive Severance Plan.

The Company’s obligation to make any of the severance payments provided immediately above is contingent upon your execution and delivery to the Company of a Release in favor of the Company substantially in the form attached as Exhibit A to Block’s Executive Severance Plan (the “Release”). Such Release shall be executed and delivered (and no longer subject to revocation) within 60 days following your termination.

Other Employee Benefits. You will continue to be eligible to participate in all of the Company’s employee benefit plan, programs and policies offered by the Company to its other named executive officers, in accordance with their terms and subject to their exclusions and limitations, as the same may be amended or terminated from time to time.

Your Duties, Authorities, and Responsibilities

General. Commencing on the Effective Date you shall have all of the duties, authorities and responsibilities customarily performed by the chief executive officer of a publicly-traded United States-based company of similar size registered with the SEC and listed for trading on a national securities exchange and such other duties, authorities and responsibilities as the Board designates from time to time that are not inconsistent with your position.

Non-Business Time. While employed you agree to devote substantially all of your business time and attention (excepting vacation time, holidays, sick days and periods of disability) to the good faith performance of your duties hereunder; provided that, the foregoing shall not prevent you from (i) with prior Board approval, which will not be unreasonably withheld or delayed, serving on the boards of directors of non-profit organizations, (ii) with prior Board approval, and consistent with the H&R Block, Inc. Corporate Governance Guidelines which will not be unreasonably withheld or delayed, serving on the board of directors of, or consulting for, one for-profit entity, (iii) participating in charitable, civic, educational, professional, community or industry affairs, including, without limitation, delivering lectures, presentations, and reports and fulfilling speaking engagements, and (iv) managing your and your family’s personal investments (whether or not passive in nature), so long as such activities described in clauses (i), (ii), (iii) and (iv) do not materially interfere or conflict with the performance of your duties and responsibilities hereunder and do not materially violate the other provisions of either this Agreement or the H&R Block, Inc. Code of Business Ethics and Conduct.

Relocation. Since your location of employment will be the principal executive office of the Company in Kansas City, Missouri, you will be required to relocate your principal residence and your principal office to the Kansas City metropolitan area and Block’s world headquarters, respectively as soon as practicable but no later than December 31, 2026. To assist you with your relocation to the greater Kansas City metropolitan area, the Company will provide you with relocation assistance in accordance with the Company's U.S. Domestic Executive Relocation Policy (a copy of which will be made available to you).

Company Policies and Governmental Regulation. You will be expected to continue to abide by all individual covenants that you are currently subject to in your position as an executive officer of Block. You will make reasonable efforts to comply in all material respects with all reasonable policies of the Company as are from time to time in effect and applicable to your position. You understand that the business of the Company, and/or any other direct or indirect subsidiary of Block (each such other subsidiary, an “Affiliate”) may be subject to governmental regulation, some of which may require you to submit to background investigation as a condition of Block’s and/or an Affiliate’s participation in certain activities subject to such regulation.

Transition Until Effective Date

Subject to the terms of this offer letter, until the Effective Date, there will not be any change in your employment with the Company, your pay and benefits, or your obligations and duties. For example and without limitation, you will continue to be eligible for (i) a normal annual base salary increase expected to occur later this year, (ii) payment under the Company’s Executive Performance Plan for its fiscal year ending in 2025, (iii) a grant under the Company’s Executive Performance Plan for the Company’s fiscal year ending in 2026, and (iv) annual equity award grants under the Company’s long-term incentive plan (expected to occur on August 31, 2025).

Miscellaneous

Your employment with the Company is for no specified period and constitutes at-will employment. Accordingly, you may terminate your employment with the Company at any time and the Company may terminate your employment at any time, with or without advance notice.

The Company will directly pay your legal fees and expenses incurred in connection with the preparation of this Agreement not to exceed $20,000, to be paid to legal counsel within 30 days after receipt of an invoice.

Please sign below and return this letter to me no later than the end of the day on August [●], 2025, to indicate your agreement with its terms.

On behalf of the Board of Directors, we are excited to offer you the opportunity to lead H&R Block as our next Chief Executive Officer.

Very truly yours,

/s/ Richard A. Johnson
Richard A. Johnson
Chair of the Board of Directors

ACCEPTED AND AGREED TO this 9th day of August, 2025

/s/ Curtis Campbell
Curtis Campbell

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